Exhibit 99.1

Summer Infant, Inc. Reports Fourth Quarter and Full Year 2010 Results

-- Fourth Quarter Net Revenue Increased 30% Year-Over-Year to $51.1 Million

-- 2010 Net Revenue Increased 27% Year-Over-Year to $194.5 Million

-- Company Reiterates 2011 Full Year Outlook

WOONSOCKET, RI--(Marketwire - March 9, 2011) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a leading developer and distributor of juvenile health, safety, and wellness products, today announced financial results for the fourth quarter and full year ended December 31, 2010.

Fourth quarter and full year 2010 results include a number of items that affect the comparability between the corresponding periods in 2009, including the following which were recorded in the fourth quarter of 2010:

    -- $0.7 million charge associated with previously disclosed sleep positioner returns;
    -- $1.1 million charge associated with the discontinuance of the
       Company's fashion bedding division, including inventory charges and costs of closing the South Carolina office;
    -- $0.7 million charge associated with the closing of two distribution centers in conjunction with the Company's move to a new expanded facility in California;
    -- $0.3 million charge associated with re-labeling video monitors with new warning labels;
    -- $0.5 million in severance costs;
    -- $1.8 million gain associated with the early settlement of a long-term liability.

All results are reported in U.S. GAAP, except as noted. A discussion of non-GAAP measures and reconciliation to the applicable GAAP measures is included below.

Fourth Quarter 2010 Results

Net revenues in the fourth quarter of 2010 increased 30.0% to $51.1 million from $39.3 million in the fourth quarter of 2009, as a result of the Company's continuing efforts to diversify its product offering and expand its shelf space with new and existing customers.

Gross profit totaled $16.1 million in the fourth quarter of 2010 compared to $15.1 million in the fourth quarter of 2009. After excluding $1.9 million of charges related to sleep positioner returns, discontinuance of the fashion bedding line, and costs related to the re-labeling of video monitors, fourth quarter adjusted gross profit was $18.0 million, an increase of 19.4% over the prior year period. Gross margin in the fourth quarter of 2010 decreased to 31.5%, as compared with 38.4% in the fourth quarter of 2009. The 6.9% decrease in gross margin was due to increases in commodity prices and higher levels of close out sales during Q4 2010, which equals approximately 3.2% of the decrease, and the remaining 3.7% of the decrease was due to the $1.9 million of charges outlined above.

Selling, general and administrative ("SG&A") expenses were $15.0 million in the fourth quarter of 2010, compared to $11.1 million in the fourth quarter of 2009. The increase in SG&A expenses was due to the impact of $1.4 million of charges related to the closing of the fashion bedding office, severance costs related to two executives, and distribution center closings. Excluding these charges, adjusted SG&A expenses were $13.6 million in the fourth quarter of 2010, or 26.6% of net sales.

The Company reported net income of $0.6 million in the fourth quarter of 2010 with diluted earnings per share of $0.03, compared to $1.8 million, or $0.11 per share, in the fourth quarter of 2009. The tax provision in 2010 for the full year was 23.8%, which generated a tax benefit of approximately $0.3 million in the fourth quarter of 2010. On a non-GAAP basis, after excluding $1.5 million of pre-tax charges relating to the sleep positioner returns, the discontinuance of the fashion bedding group, the closing of the two distribution centers, the video monitor re-labeling charge, the severance for two executives, and the gain related to the settlement of the long-term liability, the Company's fourth quarter 2010 adjusted net income was $1.7 million, or $0.10 per diluted share.

Non-GAAP adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation expense, and $1.5 million relating to the aforementioned charges and gain), increased 11.4% to $4.4 million in the fourth quarter of 2010 from $4.0 million in the fourth quarter of 2009. Adjusted EBITDA for 2009 consisted of earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation expense, and deal related expenses. Adjusted EBITDA margin in the fourth quarter of 2010 was 8.6%, compared to 10.2% in the fourth quarter of 2009.

Jason Macari, Chairman and Chief Executive Officer of Summer Infant, commented. "Our fourth quarter operating performance represents a solid finish to 2010. Consumer response to our expanded product lines, combined with increased shelf space at retail, helped drive quarterly sales above $51 million for the first time in our Company's history. This bodes well as we move into 2011 with our most innovative and diverse product portfolio ever. In addition to our top line performance, we undertook a number of initiatives in the fourth quarter to create a more cohesive organization and help drive profitability going forward. This included tightening the focus of our product development efforts through the creation of five teams which specialize in different product categories. We also discontinued efforts in fashion bedding and sleep positioners and are putting more resources into our core competencies where we believe we can bring innovation and value to the consumer. We are also working on reducing costs in our operations, and our new distribution center in California is expected to help streamline the logistical piece of our business."

Full Year 2010 Results

For the twelve months ended December 31, 2010, net revenues increased 26.7% to $194.5 million, compared to $153.5 million in 2009. Gross margin in fiscal 2010 was 35.7%, compared to 36.0% in fiscal 2009. After excluding the impact of charges related to sleep positioner returns, discontinuance of the fashion bedding line, and costs related to the re-labeling of video monitors, adjusted gross margin was 36.7%, compared to 36.0% in fiscal 2009. SG&A as a percentage of net revenues in 2010 was 28.0%, compared to 26.4% in the prior year. After excluding the impact of charges related to the closing of the fashion bedding office, severance costs related to two executives, and distribution center closings in 2010, adjusted SG&A was 27.3%, compared to 26.4% in the prior year.

Adjusted EBITDA (as defined above) in the twelve months ended December 31, 2010 was $18.3 million, or 9.4% of net revenues, compared to $14.7 million, or 9.6% of net revenues, in 2009. Adjusted EBITDA for 2009 consisted of earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation expense, and deal related expenses. Net income in fiscal 2010 was $6.6 million, or $0.40 per share, compared to $5.7 million, or $0.36 per share, in 2009. Excluding the $1.5 million of net fourth quarter pre-tax charges noted above, adjusted net income for fiscal 2010 was $7.7 million, or $0.47 per diluted share, compared to $5.8 million, or $0.37 per diluted share, in 2009, which excluded deal-related fees.

Mr. Macari continued, "We are pleased with our full year performance. In addition to growing sales, we executed key initiatives that enhanced our operating platform and created new long-term growth vehicles for the Company. This included further focusing our product development and business unit management process to develop new items as well as manage existing product lines. The results have been encouraging with multiple new product launches, SKU reduction efforts, and merchandising solutions, thereby expanding our market penetration and strengthening our position with key accounts. We also invested in the development of our first car seat and stroller and believe that we have the brand equity and safety record to successfully compete in these two large segments of the industry."

Balance Sheet

As of December 31, 2010, the Company had approximately $1.1 million of cash and $53.2 million of debt (including capital lease obligations). The majority of the bank debt matures in June 2012.

Video Monitor Update

In February 2011 the Company announced a voluntary consumer safety alert and awareness recall campaign in cooperation with the Consumer Product Safety Commission aimed at educating consumers of potential safety issues associated with electric cords in the nursery. As part of this campaign, the Company provided a safe installation guide and cord warning label to consumers free of charge. The financial impact of this program was somewhat limited to supplying the guides and the labels to our retail customers, who performed the re-work at their own retail stores for an agreed upon fee. Some retail customers shipped the impacted SKU's back to the Company for the re-work, and the Company also re-worked whatever product was in its own inventory. For product that is being returned by retailers, the Company is re-working the product as it is received, and will be shipping it back to the retailers as quickly as possible. The charge taken in the fourth quarter relating to this program was approximately $0.3 million. Although this resulted in a minor interruption of sales at retail, monitor sales have rebounded rapidly to normal levels.

Outlook

"We begin 2011 with solid momentum in our business," concluded Mr. Macari. "Based on current visibility we remain comfortable with our previous forecast for full year revenues to be at least $220 million and diluted earnings per share to be at least $0.60. While we continue to deal with commodity cost increases and higher wage rates in China, we do see opportunity to offset some of this margin pressure through product re-engineering and selective price increases, some of which will commence in the second quarter of 2011. At the same time, we expect to experience meaningful operating expense leverage on higher sales to drive improved profitability. Beyond this year, we are developing programs aimed at further penetrating the $12 billion juvenile industry and increasing our importance to major retailers both in the U.S. and overseas."

Conference Call Information

Summer Infant, Inc. will host a conference call today, Wednesday, March 9, 2011 at 4:30 p.m. Eastern Time, to discuss financial results for its fourth quarter and full year ended December 31, 2010. This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (480) 629-9664 (confirmation code: 4421322). In addition, a telephone replay will be available by dialing (858) 384-5517(confirmation code: 4421322) through March 23, 2011, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, bouncers, travel accessories, high chairs, swings and nursery furniture.

Use of Non-GAAP Financial Information

This release contains presentations of non-GAAP financial measures, including adjusted EBITDA (defined as income before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expense, deal fees, and certain charges and gains) and adjusted net income before taxes. The Company believes that the presentation of non-GAAP financial measures provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. Non-GAAP adjusted EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. Non-GAAP adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Non-GAAP adjusted EBITDA are significant components in understanding and assessing our financial performance. Non-GAAP adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of Non-GAAP adjusted EBITDA and other non-GAAP financial measures in its press releases of historical performance. Since Non-GAAP adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Non-GAAP adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions. These include statements regarding our outlook for 2011, expected cost reductions in our operations, our expanded market penetration, our ability to compete in new product lines, and our forecasts for financial performance in 2011. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

Summer Infant, Inc.
Consolidated Statements of Operations (unaudited)
 (amounts in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net revenues	$ 51,086	$ 39,287	$ 194,485	$ 153,481
Cost of goods sold	34,972	24,217	124,994	98,233
Gross profit	16,114	15,070	69,491	55,248
Selling, general, and administrative expenses Gain on settlement of long-term liability	14,976 (1,770)	11,076 0	54,445 (1,770)	40,520 0
Depreciation and amortization	1,487	1,112	5,384	4,155
Deal-related fees	0	0	0	215
Non-cash stock-based compensation expense	559	153	1,057	785
Income before interest	862	2,729	$ 10,375	9,573
Interest expense	(599)	(158)	(1,734)	(1,498)
Income before taxes	$ 263	2,571	$ 8,641	$ 8,075
Provision for income taxes	(291)	770	2,055	2,421
Net income	$ 554	$ 1,801	$ 6,586	$ 5,654

Earnings per diluted share	$ 0.03	$ 0.11	$ 0.40	$ 0.36

Shares used in fully diluted EPS	16,517	16,133	16,409	15,735

See “Reconciliation of GAAP Measures to Non-GAAP Measures” for additional details on the Statement of Operations.

Summer Infant, Inc.
Consolidated Balance Sheets
 (amounts in thousands)

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$ 1,138	$ 932
Trade receivables, net	46,693	32,519
Inventory, net	45,853	32,012
Property and equipment, net	14,958	11,486
Goodwill and other intangibles	61,120	61,200
Other assets	4,233	3,804
Total assets	$ 173,995	$ 141,953

Current portion of long-term debt	$ 1,256	$ 2,663
Accounts payable, accrued expenses and other liabilities	44,315	38,530
Long term debt, less current portion	51,963	31,780
Total liabilities	97,534	72,973

Total stockholders’ equity	76,461	68,980
Total liabilities and stockholders’ equity	$ 173,995	$ 141,953

Summer Infant, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands, except share and per share data)
(Unaudited)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors the operating performance of its business using non-GAAP metrics similar to those below. These non-GAAP measures exclude the effects of the sleep positioner return, discontinuance of the fashion bedding line, severance related to the departure of certain executives, charges related to re-labeling video monitors, distribution center closings, and a one-time gain from the settlement of a long-term liability. In management's opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Non-GAAP Reconciliations
	3 months ended		3 months ended	12 months ended		12 months ended
	December 31, 2010		December 31, 2009	December 31, 2010		December 31, 2009

GAAP gross profit	16,114		15,070	69,491		55,248
Charges related to sleep positioners	712	(1)	-	712	(1)	-
Charges related to fashion bedding discontinuance	865	(2)	-	865	(2)	-
Charges related to video monitor re-labeling	297	(3)	-	297	(3)	-
Non-GAAP gross profit	17,988		15,070	71,365		55,248
As % of Net Sales	35.21%		38.36%	36.69%		36.00%

	3 months ended		3 months ended	12 months ended		12 months ended
	December 31, 2010		December 31, 2009	December 31, 2010		December 31, 2009

GAAP selling, general and administrative expense	14,976		11,076	54,445		40,520
Charges related to fashion bedding discontinuance	(289)	(2)	-	(289)	(2)	-
Severance costs	(448)	(5)	-	(448)	(5)	-
Distribution center closings	(668)	(6)	-	(668)	(6)	-
Non-GAAP selling, general and administrative expense	13,571		11,076	53,040		40,520
As % of Net Sales	26.57%		28.19%	27.27%		26.40%

	3 months ended		3 months ended	12 months ended		12 months ended
	December 31, 2010		December 31, 2009	December 31, 2010		December 31, 2009

GAAP income before interest	862		2,729	10,375		9,573
Depreciation and amortization	1,487		1,112	5,384		4,155
Non-cash stock compensation expense	559		153	1,057		785
Charges related to sleep positioners	712	(1)	-	712	(1)	-
Charges related to discontinuance of fashion bedding	1,154	(2)	-	1,154	(2)	-
Charges related to video monitor re-labeling	297	(3)	-	297	(3)	-
Gain related to settlement of long-term liability	(1,770)	(4)	-	(1,770)	(4)	-
Severance costs	448	(5)	-	448	(5)	-
Distribution center closings	668	(6)	-	668	(6)	-
Deal-related fees	-		-	-		215
Non-GAAP Adjusted EBITDA	4,417		3,994	18,325		14,728

	3 months ended		3 months ended	12 months ended		12 months ended
	December 31, 2010		December 31, 2009	December 31, 2010		December 31, 2009

GAAP Income before income taxes	263		2,571	8,641		8,075
Charges related to sleep positioners	712	(1)	-	712	(1)	-
Charges related to discontinuance of fashion bedding	1,154	(2)	-	1,154	(2)	-
Charges related to video monitor re-labeling	297	(3)	-	297	(3)	-
Gain related to settlement of long-term liability	(1,770)	(4)	-	(1,770)	(4)	-
Severance costs	448	(5)	-	448	(5)	-
Distribution center closings	668	(6)	-	668	(6)	-
Deal-related fees	-		-	-		215
Non-GAAP net income before income taxes	1,772		2,571	10,150		8,290
Tax expense (benefit)	68	(7)	770	2,414	(7)	2,487

Non-GAAP net income	1,704		1,801	7,736		5,803
Non-GAAP net income per diluted share	$0.10		$0.11	$0.47		$0.37

(1) This pro forma adjustment relates to customer returns and inventory reserves related to sleep positioners, a product line that has been discontinued by most retailers.

(2) This pro forma adjustment relates to inventory reserves and other costs associated with the Company's decision to discontinue its line of fashion bedding.  The Company shut down its South Carolina office which focused on this product line and recorded higher inventory reserves in order to sell off existing inventory.

(3) This pro forma adjustment relates to costs associated with the video monitor re-labeling project that was undertaken in order to better educate consumers as to the safety issues associated with electric cords in the nursery.

(4) This pro forma adjustment relates to a gain associated with the final settlement of the long-term liability the Company had established as part of the Butterfly acquisition in July 2009.

(5) This pro forma adjustment relates to severance costs associated with the departure of two executives of the Company during the fourth quarter of 2010.

(6) This pro forma adjustment relates to the closure of two distribution centers as part of the Company's revised logistics strategy, which included opening up a larger warehouse in California during the fourth quarter of 2010.

(7) Tax expense was recorded at 23.8% of pre-tax income for the full year, and the adjusted annual tax expense was netted into the year to date Q3 tax expense to compute the Q4 tax expense in the above schedule.

Contact:
Joe Driscoll
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922

or
Brendon Frey
ICR
(203) 682-8200
Brendon.frey@icrinc.com